EXHIBIT 4.185
EVERGREEN PACKAGING INTERNATIONAL B.V.
as Pledgor
and
THE BANK OF NEW YORK MELLON
as Collateral Agent

DISCLOSED PLEDGE OF BANK ACCOUNTS

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

THIS DEED is made by:
(1)	EVERGREEN PACKAGING INTERNATIONAL B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of The Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and its registered address at Teleportboulevard 140, 1043 EJ Amsterdam, The Netherlands, Chamber of Commerce registration number 24321403 (the “Pledgor”); and
(2)	THE BANK OF NEW YORK MELLON, a company, incorporated under the laws of the State of New York, with registered office at One Wall Street, New York, New York, registered with the Internal Revenue Service under number 13-5160382 in its capacity as collateral agent under the First Lien Intercreditor Agreement, and its successors and permitted assigns in such capacity, (the “Collateral Agent”).
IT IS HEREBY AGREED AS FOLLOWS:
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions
1.1.1	Unless defined in this Deed or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Deed or any notice given under or in connection with this Deed.
1.1.2	In addition the following terms shall have the following meaning:
“Account” means any present and future bank account maintained by the Pledgor in The Netherlands (including but limited to the bank accounts listed in Annex 1 (List of Accounts));
“Account Bank” means any financial institution with which the Pledgor (now or in the future) maintains an Account;
“Additional Agreement” has the meaning given to that term in the First Lien Intercreditor Agreement;
“Agreed Security Principles” has the meaning given to such term in the Credit Agreement and the Senior Secured Note Indenture and, to the extent of any inconsistency, the meaning in the Credit Agreement prevails;
“Applicable Representative” has the meaning given to that term in the First Lien Intercreditor Agreement;
“Business Day” means a day (other than Saturday or Sunday) on which banks are open for business in New York, London and Amsterdam;

“Credit Agreement” means the Credit Agreement dated 5 November 2009 among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V. and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formerly known as Credit Suisse), as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time;
“Deed” means this deed of disclosed pledge of bank accounts;
“Enforcement Event” means an “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement;
“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement dated 5 November, 2009, among the Collateral Agent, The Bank of New York Mellon, as trustee under the Senior Secured Note Indenture, Credit Suisse AG (formerly known as Credit Suisse), as administrative agent under the Credit Agreement, and the Loan Parties, as amended, novated, supplemented, restated or modified from time to time (including by the Amendment No. 1 and Joinder Agreement which added Wilmington Trust (London) Limited as a collateral agent under the First Lien Intercreditor Agreement);
“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time;

“Issuers” means the “Issuers” under, and as defined in, the Senior Secured Note Indenture, including their successors in interest;

“Lien” has the meaning given to such term in the First Lien Intercreditor Agreement;

“Loan Documents” means the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document;

“Loan Parties” means the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement;

“Loan Parties’ Agent” means Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited);

“Parallel Debt” has the meaning ascribed thereto in Section 4.10 (Parallel Debt) of the First Lien Intercreditor Agreement;

“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement;

“Principal Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities other than the obligations pursuant to the Parallel Debt;

“Rights” means all present and future rights (vorderingen) of the Pledgor vis-à-vis any Account Bank;

“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Collateral Agent under each or any of the Loan Documents, together with all costs, charges and expenses incurred by the Collateral Agent in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities, in each case, pursuant to the Parallel Debt and all Principal Obligations that are secured obligations pursuant to Clause 3.1.2;

“Secured Parties” means the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement; and

“Senior Secured Note Indenture” means the Indenture dated 5 November, 2009, among the Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.

1.2	Interpretation
1.2.1	Continuing Security
Any references made in this Deed to any Loan Document or to any agreement or document (under whatever name), shall, where applicable, be deemed to be references to (i) such Loan Document or such other agreement or documents as the same may have been, or may at any time be, extended, prolonged, amended, restated, supplemented, restructured, replaced, modified, renewed or novated, as persons may accede thereto as a party or withdraw therefrom as a party in part or in whole or be released thereunder in part or in whole, and as facilities and financial services are or may at any time be granted, extended, prolonged, increased, reduced, cancelled, withdrawn, amended, restated, supplemented, restructured, replaced, modified, renewed or novated thereunder including, without limitation, (a) any increase or reduction in any amount available thereunder or any alteration of or addition to the purpose for which any such amount, or increased or reduced amount may be used, (b) any facility provided in substitution of or in addition to the facilities originally made available thereunder, (c) any rescheduling of the indebtedness incurred thereunder whether in isolation or in connection with any of the foregoing, and (d) any combination of the foregoing and/or (ii) any document designated as Loan Document in accordance with the Loan Documents, and consequently, the rights of pledge created under and pursuant to this Deed and any supplemental deed of pledge will secure any additional amounts which are or may be made available or become payable under the Loan Documents from time to time.
1.2.2	Annex; Clause
Except as otherwise specified, a reference in this Deed to an Annex or a Clause shall be construed as a reference to such Annex to or Clause of this Deed.
1.2.3	Construction
(a)	This Deed is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Deed and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail, subject to the mandatory provisions of Dutch law. This does not apply to the extent that the inconsistency between the Intercreditor Arrangements and any term of this Deed that relates to creation or perfection of the security, to applicable law or to choice of court, in which case this Deed will prevail.

(b)	To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement, the Pledgor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, its attorneys, any delegate and any trustee in bankruptcy (curator) or administrator (bewindvoerder) against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes, and costs which it may sustain as a consequence of any breach by the Pledgor of the provisions of this Deed, the exercise or purported exercise of any of the rights and powers conferred on them by this Deed or otherwise relating to the Rights.
(c)	Any reference to the “Collateral Agent”, the “Pledgor” or the “Secured Parties” shall be construed so as to include its or their (and any subsequent) successors and any permitted transferees or assignees in accordance with their respective interests.
1.3	Unlawful Financial Assistance
No obligations shall be included in the definition of “Secured Obligations” to the extent that, if included, the security interest granted pursuant to this Deed or any part thereof would be void as a result of a violation of the prohibition on financial assistance as contained in Articles 2:98c and 2:207c Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and all provisions hereof will be construed accordingly. For the avoidance of doubt, this Deed will continue to secure those obligations which, if included in the definition of “Secured Obligations”, would not constitute a violation of the Prohibition.
2.	UNDERTAKING TO PLEDGE AND PARALLEL DEBT
2.1	Undertaking to Pledge
The Pledgor has agreed, or, as the case may be, hereby agrees with the Collateral Agent that it shall grant to the Collateral Agent a right of pledge (pandrecht) over the Rights, as security for the payment of the Secured Obligations.
2.2	Parallel Debt
Pursuant to the Parallel Debt the Collateral Agent has its own claim in respect of the payment obligations of the Loan Parties to the Secured Parties. With respect to this claim the Collateral Agent acts in its own name and not as representative (vertegenwoordiger) of the Secured Parties or any of them and consequently the Collateral Agent becomes the sole pledgee (pandhouder) under this Deed.

3.	PLEDGE
3.1	Pledge of Rights
3.1.1	To secure the payment of the Secured Obligations the Pledgor hereby grants to the Collateral Agent, subject to any Liens permitted under sub-section 6.02 (u) (Banker’s Lien) of the Credit Agreement, a first ranking disclosed right of pledge (openbaar pandrecht eerste in rang) over the Rights, which rights of pledge are hereby accepted by the Collateral Agent.
3.1.2	If and to the extent that at the time of the creation of this right of pledge, or at any time hereafter, a Principal Obligation owed to the Collateral Agent cannot be validly secured through the Parallel Debt, such Principal Obligation itself shall be a Secured Obligation.
3.1.3	In order to perfect the right of pledge created pursuant to Clause 3.1.1, the Pledgor shall (on its own behalf and on behalf of the Collateral Agent) forthwith notify the Account Banks (which for the avoidance of doubt also includes financial institutions with which the Pledgor will open an Account in the future) of the right of pledge created hereby by sending a notification (mededeling) to the Account Banks (the “Notification”) by registered mail or as otherwise agreed with the Collateral Agent substantially in the form of Annex 2 (Form of Notification) with a copy to the Collateral Agent. The Collateral Agent is authorised to notify any Account Bank of the right of pledge created hereby.
3.1.4	The Collateral Agent hereby authorises the Pledgor to send the Notifications on its behalf and to accept on behalf of the Collateral Agent any right of pledge created over Rights after the date hereof, which authorisation permits the Pledgor to (also) act as the Collateral Agent ‘s counterparty within the meaning of Article 3:68 Dutch Civil Code.
3.1.5	The Collateral Agent is entitled to present this Deed and any other document pursuant hereto for registration to any office, registrar or governmental body in any jurisdiction the Collateral Agent deems necessary or useful to protect its interests.
3.1.6	The Collateral Agent is entitled to register this Deed with the Tax Authorities, pursuant to which an undisclosed right of pledge (stil pandrecht) will be created over the Rights which have not already been validly pledged by way of disclosed pledge. The Collateral Agent shall at all times be authorised to notify the Account Banks of such undisclosed rights of pledge.

3.2	Withdrawal Rights
The Collateral Agent hereby authorizes the Pledgor to pay into, receive, withdraw or otherwise transfer any credit balance from time to time on any Account (as envisaged by Article 3:246 paragraph 4 Dutch Civil Code) and to exercise all rights and powers in respect of any Account (including the disposal or closing of such Account). The Collateral Agent is entitled to revoke this authorisation if an Enforcement Event has occurred and is continuing.
4.	REPRESENTATIONS, WARRANTIES AND COVENANTS
4.1	Representations and Warranties
The Pledgor hereby represents and warrants to the Collateral Agent that the following is true and correct on the date hereof and will be true and correct on each date an Account Bank is notified pursuant to Clause 3.1.3:
(a)	it is entitled to pledge the Rights as envisaged hereby;
(b)	the right of pledge created hereby over the Rights is, subject to any Liens permitted under sub-section 6.02 (u) (Banker’s Lien) of the Credit Agreement, a first ranking right of pledge (pandrecht eerste in rang), its Rights have not been encumbered with limited rights (beperkte rechten) or otherwise and no attachment (beslag) on the Rights has been made, in each case, except as permitted by the Principal Finance Documents;
(c)	its Rights have not been transferred, encumbered or attached in advance, nor has it agreed to such transfer or encumbrance in advance, in each case, except as permitted by the Principal Finance Documents; and
(d)	other than the Accounts listed in Annex 1 (List of Accounts) opposite its name, it does not have any other bank accounts in The Netherlands.
4.2	Covenants
The Pledgor hereby covenants that, subject to the Agreed Security Principles, it will:
(a)	other than as permitted under the terms of the Principal Finance Documents, not release, settle or subordinate any Rights without the Collateral Agent’s prior written consent (such consent not to be unreasonably withheld or delayed);
(b)	at the Collateral Agent’s first request, as soon as practicable submit an up-to-date overview listing the Rights and the balances of its Accounts in the form designated by the Collateral Agent, which may include a print-

out and/or an electronic data carrier containing the relevant data provided that no more than one request shall be made in any 12 month period unless an Enforcement Event has occurred and is continuing;
(c)	at its own expense execute all documents, exercise any right, power or discretion exercisable and do all such acts as the Collateral Agent may reasonably request for creating, perfecting, protecting or enforcing the rights of pledge envisaged hereby;
(d)	other than envisaged hereby, or as permitted under the terms of the other Principal Finance Documents, not pledge, otherwise encumber or transfer any Rights, whether or not in advance, or permit to subsist any kind of encumbrance or attachment over the Rights;
(e)	other than as permitted under the terms of the Principal Finance Documents not perform any act that would affect the validity or enforceability of the security under this Deed or cause an Event of Default to occur;
(f)	as soon as practicable inform the Collateral Agent of any event or circumstance which may be of importance to the Collateral Agent for the preservation or exercise of the Collateral Agent’s rights pursuant hereto and provide the Collateral Agent, upon its written request, with any other information in relation to the (pledge of the) Rights as the Collateral Agent may from time to time request acting reasonably, provided that no more than one request shall be made in any 12 month period unless an Enforcement Event has occurred and is continuing; and
(g)	as soon as reasonably practicable inform in writing persons such as a liquidator (curator) in bankruptcy, an administrator (bewindvoerder) in a (preliminary) suspension of payment or persons making an attachment, of the existence of the rights of the Collateral Agent pursuant hereto.

5.	ENFORCEMENT
5.1	Any failure by the Pledgor to satisfy the Secured Obligations when due shall constitute a default (verzuim) in the performance of the Secured Obligations, without any reminder letter (sommatie) or notice of default (ingebrekestelling) being required.
5.2	If an Enforcement Event has occurred and is continuing, the Collateral Agent may enforce its right of pledge and take recourse against the proceeds thereof.
5.3	The Pledgor shall not be entitled to request the court to determine that the Rights pledged pursuant hereto shall be sold in a manner deviating from the provisions of Article 3:250 Dutch Civil Code.
5.4	The Collateral Agent shall not be obliged to give notice to the Pledgor of any intention to sell the pledged Rights (as provided in Article 3:249 Dutch Civil Code) or, if applicable, of the fact that it has sold the same Rights (as provided in Article 3:252 Dutch Civil Code).
5.5	All monies received or realised by the Collateral Agent in connection with the Rights shall be applied by the Collateral Agent in accordance with the Intercreditor Arrangements, subject to the mandatory provisions of Dutch law on enforcement (uitwinning).
6.	MISCELLANEOUS PROVISIONS
6.1	Waiver
6.1.1	To the fullest extent allowed by applicable law, the Pledgor waives (doet afstand van) any right it may have of first requiring the Collateral Agent to proceed against or claim payment from any other person or enforce any guarantee or security granted by any other person before exercising its rights pursuant hereto, which waiver is hereby accepted by the Collateral Agent.
6.1.2	The Pledgor hereby irrevocably and unconditionally waives (doet afstand van) any rights granted to it under or pursuant to any Dutch law provisions for the protection of grantors of security for the debts of third parties, including, to the extent relevant, any rights it may have pursuant to Articles 3:233, 3:234 and 6:139 Dutch Civil Code, which waiver is hereby accepted by the Collateral Agent.
6.1.3	The Pledgor hereby irrevocably and unconditionally waives (doet afstand van), to the extent necessary in advance, any and all rights of recourse (regres) or subrogation (subrogatie) vis-à-vis any Loan Party that the Pledgor has or may obtain or acquire after the date of this Deed as a result of any enforcement action in respect of the rights of pledge granted under or in connection with this Deed (and, to the extent such waiver is not enforceable in whole or in part, any rights of recourse or subrogation to which the Pledgor is or may become entitled under or pursuant to enforcement of any rights of pledge created under or pursuant to this Deed are hereby pledged to the Collateral Agent by way of a non disclosed pledge governed by the terms of this Deed), which waiver is hereby accepted by the Collateral Agent.
6.2	Evidence of Indebtedness
An excerpt from the Collateral Agent’s records shall serve as conclusive evidence (dwingend bewijs) of the existence and the amounts of the Secured Obligations, subject to proof to the contrary.
6.3	Unenforceability
The Pledgor and the Collateral Agent hereby agree that they will negotiate in good faith to replace any provision hereof which may be held unenforceable with a provision which is enforceable and which is as similar as possible in substance to the unenforceable provision.
6.4	Power of Attorney
The Pledgor hereby grants an irrevocable power of attorney to the Collateral Agent and any trustee in bankruptcy (curator) or administrator (bewindvoerder) severally provided always that the Collateral Agent may only be entitled to exercise the power of attorney granted to it by the Pledgor under this Clause 6.4 if (i) an Enforcement Event has occurred which is continuing and/or (ii) the Collateral Agent has received notice from the Applicable Representative, the Loan Parties’ Agent and/or the Pledgor that the Pledgor has failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure (with a copy of that notice being sent to the Loan Party’s Agent) authorising the Collateral Agent to execute on its behalf all documents and to perform all such acts on behalf of the Pledgor as the Collateral Agent may deem necessary or useful in order to have the full benefit of the rights (to be) granted to the Collateral Agent pursuant hereto, including (i) the exercise of any ancillary rights (nevenrechten) as well as any other rights it has in relation to the Rights and (ii) the performance of obligations of the Pledgor hereunder, which authorisations permits the Collateral Agent to (also) act as the Pledgor’s counterparty within the meaning of Article 3:68 Dutch Civil Code. Provided further that the Collateral Agent shall not be obliged to exercise the power of attorney granted to it by the Pledgor under this Clause 6.4 unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to satisfaction.
6.5	Delegation
Subject to Section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by Dutch law), each of the Collateral Agent and any trustee in bankruptcy (curator) or administrator (bewindvoerder) shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Deed (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent or any trustee in bankruptcy (curator) or administrator (bewindvoerder) itself.
6.6	Costs
With respect to costs and expenses, Section 9.05 (Expenses; Indemnity) of the Credit Agreement shall apply mutatis mutandis and the provisions thereof are incorporated here by reference.
7.	POWER TO TRANSFER
7.1	The Collateral Agent is entitled to transfer all or part of its rights and/or obligations pursuant hereto to any replacement collateral agent appointed in accordance with the First Lien Intercreditor Agreement, to the extent such transfer is in accordance with the terms of the First Lien Intercreditor Agreement, and each Pledgor hereby in advance gives its irrevocable consent to and hereby in advance irrevocably co-operates with any such transfer (within the meaning of Articles 6:156 and 6:159 Dutch Civil Code).
7.2	The security constituted by this Deed shall be reassigned and re-transferred (as applicable):
7.2.1	by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Pledgor, upon the Secured Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Pledgor or any other person under any of the Loan Documents; or
7.2.2	in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under Dutch law) and the Pledgor hereby in advance gives its irrevocable consent to and hereby in advance irrevocably co-operates with any such transfer (within the meaning of Articles 6:156 and 6:159 Dutch Civil Code).

7.3	If the Pledgor disposes of any Rights and that disposal is permitted by the Principal Finance Documents, such Right shall, unless an Enforcement Event has occurred and is continuing, be automatically released, re-assigned, re-transferred and cancelled (as applicable) from the security constituted by this Deed with effect from the day of such disposal and the Collateral Agent (at the expense and cost of the Pledgor) shall do all such acts which are reasonably requested by the Pledgor in order to release, re-assign, re-transfer and cancel (as applicable) the relevant Right from the security constituted by this Deed. Any or all of the Rights shall also be released, re-assigned, re-transferred and cancelled (as applicable) in accordance with and to the extent permitted by the Intercreditor Arrangements.
7.4	Subject to Section 9.16 (Confidentiality) of the Credit Agreement and the terms of the other Principal Finance Documents the Collateral Agent is entitled to impart any information concerning the Pledgor or the Rights to any (proposed) transferee.
8.	TERMINATION
8.1	Unless terminated by operation of law, the Collateral Agent’s right of pledge created pursuant hereto shall be in full force and effect vis-à-vis the Pledgor until it shall have terminated, in part or in whole, as described in Clause 8.2 and Clause 8.3 below.
8.2	The Collateral Agent will be entitled to terminate by notice (opzeggen) the right of pledge created hereunder and pursuant hereto, in part or in whole, in respect of all or part of the Rights and/or all or part of the Secured Obligations. If and insofar as the purported effect of any such termination would require a waiver (afstand) by the Collateral Agent, such termination shall be construed accordingly and the Pledgor hereby in advance agrees to such waiver.
8.3	The Collateral Agent’s right of pledge created pursuant hereto in respect of any or all of the Rights shall be released and cancelled (a) by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Pledgor, upon the Secured Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Pledgor or any other person under any of the Loan Documents, or (b) in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under Dutch law).
9.	NO LIABILITY

None of the Collateral Agent, its nominee(s) or any trustee in bankruptcy (curator) or administrator (bewindvoerder) or delegate appointed pursuant to this Deed shall be liable by reason of (a) taking any action permitted by this Deed or (b) any neglect or default in connection with the Rights or (c) the taking possession or realisation of all or any part of the Rights, except to the extent provided in the Principal Finance Documents.
10.	GOVERNING LAW AND JURISDICTION
10.1	This Deed is governed by and shall be interpreted in accordance with Dutch law. All disputes arising from or in connection with this Deed shall be submitted to the competent court in Amsterdam, without prejudice to the Collateral Agent’s right to submit any disputes to any other competent court in The Netherlands or in any other jurisdiction.
10.2	If a party to this Deed is represented by (an) attorney(s) in connection with the execution of this Deed or any agreement or document pursuant hereto, and the relevant power of attorney is expressed to be governed by Dutch law, such choice of law is hereby accepted by the other party, in accordance with Article 14 of the ‘The Hague Convention on the Law Applicable to Agency’ of 14 March 1978.
10.3	Pursuant to Article 1:15 Dutch Civil Code the Pledgor hereby designates the offices of the Company as such Pledgor’s domicile (woonplaats) for service of process in any proceedings in connection with this Deed. This designation shall be without prejudice to any other method of service of process permitted by law.
<<signature page to follow>>

This Deed has been executed on 4 May 2010 by:
EVERGREEN PACKAGING INTERNATIONAL B.V., as Pledgor

/s/ Chiara Brophy Name: Chiara Brophy	/s/ Pru Wyllie Name: Pru Wyllie
Title: Attorney	Title: Attorney
THE BANK OF NEW YORK MELLON, as Collateral Agent

/s/ Catherine F. Donohue Name: Catherine F. Donohue	Name:
Title: Vice President	Title:

ANNEX I
LIST OF ACCOUNTS

Bank		Account
name	Address/ Contact name	No.	Currency
Bank of America	Kathleen Pecaut 901 Main Street, 10th floor, Dallas, TX 75202, USA	[_____________]	EUR

Bank of America	Kathleen Pecaut 901 Main Street, 10th floor, Dallas, TX 75202, USA	[_____________]	USD

ANNEX II
FORM OF NOTIFICATION
From: Evergreen Packaging International B.V. (the “Pledgor”)
To: BY REGISTERED MAIL
[Amsterdam], [•] 2010
Dear Sir/Madam,
Notification of Pledge
We hereby (also on behalf of the Collateral Agent) notify you of the deed of disclosed pledge of bank accounts between the Pledgor and The Bank of New York Mellon as pledgee (the “ Collateral Agent ”) dated ___ May 2010 (the “Pledge of Bank Accounts”), in which a disclosed first ranking right of pledge (openbaar pandrecht eerste in rang) is (to be) created over all our present and future rights vis-à-vis yourselves, subject to any Liens permitted under Sub-Section 6.02(u) (Banker’s Liens) of the Credit Agreement (as defined in the Pledge of Bank Accounts).
Capitalised terms used herein shall have the same meaning given thereto in the Pledge of Bank Accounts.
Please be informed that pursuant to the Pledge of Bank Accounts we will remain authorised to operate our accounts with you as normal in accordance with the mandates that currently exist in respect of our accounts with you and consequently you are authorised to continue to execute our payment instructions in connection with the above-mentioned accounts until this authorisation is terminated.
By signing this letter for acknowledgement you release any right of pledge, and waive any right of set-off and suspension in respect of the above-mentioned accounts.
To the extent necessary this letter shall serve as a supplemental deed of pledge in connection with all our present and future Rights to which the provisions of the Pledge of Bank Accounts shall apply mutatis mutandis. The Pledgor accepts the right of pledge created hereby on behalf of the Collateral Agent.
Please sign the enclosed copy of this letter for acknowledgement of receipt.
Yours sincerely,

By: Evergreen Packaging International B.V. (also on behalf of the Collateral Agent)

Title:
For acknowledgement of receipt
[the Financial Institutions Listed in Annex 1 (List of Accounts)]

By:		By:
	Title:		Title: